Exhibit 99.1

Elauwit Connection, Inc. Announces Closing of the Underwriter’s Partial Exercise of its Over-Allotment Option in Connection with its Initial Public Offering

COLUMBIA, SC, November 24, 2025 – Elauwit Connection, Inc. (“Elauwit” or the “Company”), a national managed services provider delivering turnkey broadband and property-wide WiFi networks for multifamily and student housing communities, today announced that it closed the sale of an additional 68,989 shares of the Company’s common stock, representing the partial exercise of the underwriter’s over-allotment option granted in connection with the Company’s initial public offering (the “IPO”, and together with such over-allotment closing, the “Offering”), at the IPO price of $9.00 per share, less underwriting discounts. As a result, the Company has raised gross proceeds of $0.6 million in addition to the previously announced IPO gross proceeds of approximately $15.0 million, before deducting underwriting discounts and other offering expenses.

The Offering was conducted on a firm commitment basis. Craig-Hallum Capital Group LLC acted as the sole bookrunner for the Offering. Harter Secrest & Emery LLP acted as counsel to the Company, and Pryor Cashman LLP acted as counsel to the underwriters for the Offering.

A registration statement on Form S-1 (File No. 333-289964) relating to the Offering has been filed with the U.S. Securities and Exchange Commission (the "SEC") and became effective pursuant to Section 8(a) of the Securities Act of 1933, amended, on November 2, 2025. The Offering is being made only by means of a prospectus. Copies of the final prospectus related to the Offering may be obtained from Craig-Hallum Capital Group LLC, 323 N. Washington Ave., Suite 300, Minneapolis, MN 55401, Attn: Equity Capital Markets, or by telephone at (612) 334-6300, or by email at prospectus@chlm.com. In addition, a copy of the final prospectus can also be obtained via the SEC’s website at www.sec.gov.

Before you invest, you should read the prospectus and other documents the Company has filed or will file with the SEC for more information about the Company and the Offering. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Elauwit

Elauwit is a national managed services provider that designs, builds, and operates premium broadband and property-wide WiFi networks for multifamily and student housing communities. With a focus on service quality, reliability, and measurable asset value, Elauwit enables property owners to deliver always-on connectivity as a modern amenity and a source of recurring NOI growth.

For more information, visit www.elauwit.com

Contacts:

Elauwit Connection, Inc.

Katie Hayward, VP Marketing

+1-704-558-3099

sales-pr@elauwit.com

Investor Relations:

Matt Kreps, Darrow Associates

+1-214-597-8200

mkreps@darrowir.com